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                                                                    Exhibit 10.1

                            RECIPROCAL LOAN AGREEMENT

                                                   In Seville, on April 20, 2004

                                    APPEARING

On the one hand, Mr. Jose Antonio Moreno Delgado, of legal age, inhabitant of Seville, with domicile for these purposes at Avda. de la Buhaira, 2 and with National Identity Document 00114321-B and Mr. Jose Marcos Romero, of legal age, inhabitant of Seville, with domicile for these purposes at Avda. de la Buhaira, 2, and with National Identity document no. 27883847-G, for and on behalf of the Company ABENGOA S.A. (hereinafter "Abengoa"), with registered office and address for tax purposes in Seville, Avda. de la Buhaira, 2 recorded in the Mercantile Register of said city, sheet 2921, folio 107, Company volume 47 and with Corporate Tax Identification Code A- 41002288.

And on the other hand, Ms. Ana Maria Plaza Arregui, inhabitant of Madrid, of legal age, with National Identity Document number 12374150-N, for and on behalf of the Company TELVENT GIT, S.A. (hereinafter "Telvent"), with registered office and address for tax purposes in Madrid, C/Valgrande 6, Company recorded in the Madrid Mercantile Register, sheet M-257879, folio 164, Companies volume 15370, with Corporate Tax Identification Code no. A- 82631623.

Hereinafter, Abengoa and Telvent shall jointly be referred to as the "Parties".

In the capacity in which they appear, they acknowledge that each other has the necessary legal capacity to contract and be bound thereby on behalf of the companies they represent

                                    RECITALS

Sole Recital.- By needs or convenience of cash flow and for the purposes of meeting financial commitments, and to take advantage of any surplus cash that both Parties may have whilst this Agreement is in force, the Parties have agreed to grant a reciprocal commercial loan, for the purposes of regulating their respective interests, pursuant to the following

                                     CLAUSES

One.-

Each of the Parties grants to and opens for the other Party, which accepts and receives, a current account credit facility of up to a maximum amount of 45 MILLION EUROS (45,000,000 EUROS) or equivalent thereof in any other currency admitted to trading on Spain's currency exchange.

Two.-

1. Drawdown of funds (hereinafter, Request for Funds) by ABENGOA shall be subject to express approval by TELVENT. Once approval by TELVENT of the Request for Funds has been obtained, ABENGOA shall communicate with sufficient advance notice the planned

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date of the transaction so that it can be processed in due time and form.
Therefore, and except for occasional exceptions that shall be dealt with on an individual basis, no Request for Funds received later than 1200 hrs on the working day prior to the planned date of the transaction shall be dealt with. The working timetable of Telvent in Madrid shall be used for the purposes of determining working days.

2. Drawdown of funds (hereinafter, Request for Funds) by TELVENT shall be subject to express approval by ABENGOA. Once approval by ABENGOA of the Request for Funds has been obtained, TELVENT shall communicate with sufficient advance notice the planned date of the transaction so that it can be processed in due time and form. Therefore, and except for occasional exceptions that shall be dealt with on an individual basis, no Request for Funds received later than 1200 hrs on the working day prior to the planned date of the transaction shall be dealt with. The working timetable of Abengoa in Seville shall be used for the purposes of determining working days.

3. The LENDER shall charge to the account of the BORROWER those amounts that the latter draws down, paying into said account the payments that the latter makes in repayment of the funds drawn down. The balance resulting on a daily basis in the account shall accrue annual interest in favor of the LENDER equivalent to the arithmetic mean of the EURIBOR INTEREST RATE AT ONE MONTH FOR LOANS IN EUROS AND LIBOR AT ONE MONTH FOR THE REST OF CURRENCIES plus a differential of 0.75 % and shall be calculated by the Hamburg method. Liquidation and payment of interest shall be made at the end of each financial year and at the time the loan matures.

4. If in turn the LENDER draws down (after giving the relevant advance notice) funds of the BORROWER, said funds shall be applied first of all to offset any credit balance held by the former and the surplus shall be deemed the balance which, from that moment, it owes the above BORROWER, now becoming the LENDER. The interest arrangements established in the previous paragraph shall be applied to the above-mentioned balance.

Three.-

The final deadline for maturity of the loan is established as December 31, 2004. However, this present Agreement shall be deemed automatically extended for annual periods if, with one week's notice prior to the date of the initial maturity or of the extension thereof, neither of the Parties gives notice in writing of their intention to not extend it.

Four.-

THE BORROWER, whichever this may be at that time, may make early settlement of the loan, fully or partially, without suffering for this reason any penalty.

Five.-

All rights of any kind, taxes, contributions and any expenses derived as a result of this transaction shall be paid for by the Parties in proportion to the amount and time for which they have been BORROWER. However, the BORROWER shall pay for the expenses arising from any collection and enforcement procedure or formality, if any.

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Six.-

Either of the Parties may terminate this Agreement in the following circumstances:

a) Upon breach by the other Party of any of the clauses of this present
Agreement.

b) The Party that is at that time LENDER, in the event of any bill accepted from the Party that is at that time BORROWER having been protested, or that any judicial or administrative procedure has been instigated against the latter that could give rise to seizure or attachment of its assets.

c) If the Party that is at this time the BORROWER files for suspension of payments, creditors' arrangements, bankruptcy or public insolvency.

Any of the grounds for termination of this Agreement shall give rise to early maturity of the loan automatically and without the need for advance notice, the Party that is such time the LENDER being entitled to require performance of the obligation or the termination of this present Agreement, without prejudice to any other actions that may in law correspond to it.

Seven. -

The Parties agree that the clauses of this present Agreement shall apply, as they are and inasmuch as they are relevant, to any loans and credit facilities that have been granted by one to the other in advance of these proceedings, producing novation and extinction thereof (novatorio extintivo).

Eight.-

The Parties, for any question that may arise in respect of interpretation, fulfillment and/or execution of this Agreement subject themselves, waiving any other forum that may correspond to them, to the courts and tribunals of Seville.

And in witness whereof and of their agreement with everything stated above, the Parties sign this Agreement, in two counterparts, at the place and on the date first indicated above.

For Abengoa, S.A.                                   For Telvent GIT, S.A.
/s/ Jose Antonio Moreno Delgado                     /s/ Ana Maria Plaza Arregui
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Signed: Mr. Jose Antonio Moreno Delgado             Ms. Ana Maria Plaza Arregui
/s/ Jose Marco Romero
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Signed: Mr. Jose Marcos Romero.